                                                              EXHIBIT 11.1

                                         COMPUTATION OF CONSOLIDATED EARNINGS (LOSS) PER SHARE
                                                (in thousands, except per share amounts)
                                                              (unaudited)

                                                          3rd Quarter Ended           3 Quarters Ended
                                                       -----------------------    -----------------------
                                                       October 7,   October 8,    October 7,   October 8,
                                                          1995         1994          1995          1994
                                                       ----------   ----------    ----------   ----------
Earnings before extraordinary loss . . . . . . . .     $  62,677     $ 51,197     $ 209,617    $ 176,865
Extraordinary loss . . . . . . . . . . . . . . . .        (1,516)     (15,175)      (12,303)     (26,152)
                                                       ----------    ---------    ----------   ----------

Net earnings . . . . . . . . . . . . . . . . . . .     $  61,161     $ 36,022     $ 197,314    $ 150,713
                                                       ==========    =========    ==========   ==========
PRIMARY (1)
-----------
Weighted average common and dilutive
   common equivalent shares:
     Common stock outstanding . . . . . . . . . . .      116,334      110,374       113,312      109,491
     Stock options. . . . . . . . . . . . . . . . .        5,283        3,820         4,357        3,635
                                                       ----------    ---------    ---------     --------
                                                         121,617      114,194       117,669      113,126
                                                       ==========    =========    =========     ========

Primary earnings from continuing
   operations per share . . . . . . . . . . . . . .    $     .52     $    .45     $    1.78    $    1.56
Primary results of extraordinary loss per share . .         (.01)        (.13)         (.10)        (.23)
                                                       ----------    ---------    ---------    ----------
Primary net earnings per share. . . . . . . . . . .    $     .51     $    .32     $    1.68    $    1.33
                                                       ==========    =========    =========    ==========


FULLY DILUTED <F1>

Weighted average common shares
   and all other dilutive securities:
     Common stock outstanding . . . . . . . . . . .      123,020      110,374       122,405      109,491
     Stock options. . . . . . . . . . . . . . . . .        5,999        4,263         6,036        4,356
     Convertible debt . . . . . . . . . . . . . . .                    17,074                     17,074
                                                       ----------    ---------    ---------    ---------
                                                         129,019      131,711       128,441      130,921
                                                       ==========    =========    =========    =========

Fully diluted earnings from
   continuing operations per share <F2> . . . . . .    $     .49     $    .43     $    1.66    $    1.45
Fully diluted results of extraordinary
   loss per share . . . . . . . . . . . . . . . . .         (.01)        (.12)         (.10)        (.20)
                                                       ----------    ---------    ---------    ---------
Fully diluted net earnings per share <F2> . . . . .    $     .48     $    .31     $    1.56    $    1.25
                                                       ==========    =========    =========    =========

[FN]
<F1> The Convertible Junior Subordinated Notes issued in December
     1992 and the Convertible Junior Subordinated Debentures issued in March 1991 are not included in the computation of primary earnings per share since they are not common stock equivalents. The Convertible Junior Subordinated Notes were converted into common stock on or before the redemption date of September 5, 1995. These shares were included in the weighted average number of common stock outstanding as of the date of conversion for primary earnings per share and as of the first date of the period for fully-diluted earnings per share. The Convertible Junior Subordinated Notes and the Convertible Junior Subordinated Debentures are included in the fully diluted earnings per share calculation for the quarter and three quarters ended October 8, 1994. The Convertible
     Junior Subordinated Debentures are not included for the quarter and three quarters ended October 7, 1995 as they were redeemed on October 24, 1994.

<F2> Earnings used to calculate fully diluted earnings per share have been adjusted to reflect the tax effected interest expense of $5.1 million for the quarter ended October 8, 1994 and $3.6 million and $12.5 million, respectively, for the three quarters ended October 7, 1995 and October 8, 1994 that would have been avoided in connection with the assumed conversion of the convertible debt issue as of the beginning of each year.
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